As filed with the Securities and Exchange Commission on June 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AYTU BIOPHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0883144
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

(720) 437-6580

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joshua R. Disbrow

Chief Executive Officer

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Telephone: (720) 437-6580

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Nolan S. Taylor

Anthony W. Epps

Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, Utah 84111

(801) 933-7360

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Smaller reporting company ☒
Accelerated Filer ☐	Emerging growth company ☐
Non-accelerated filer ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2022

PROSPECTUS

Up to 867,769 Shares of Common Stock Issuable upon Conversion of Warrants

This prospectus relates to the resale of 867,769 shares of Common Stock, par value $0.0001 per share (“Common Stock”) of Aytu BioPharma, Inc. (the “Company”) by Avenue Venture Opportunities Fund, LP and Avenue Venture Opportunities Fund II, LP (the “Selling Stockholders”). The Common Stock is issuable upon the exercise of 867,769 warrants (“Warrants”) of the Company issued to the Selling Stockholders pursuant to the loan and security agreement dated January 26, 2022 (the “Loan Agreement”). The Warrants have an exercise price of $1.21 per share, each subject to adjustment as described below. We will receive the proceeds from the exercise of the Warrants. We will not receive any proceeds from the sale of any shares of Common Stock by the Selling Stockholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Common Stock. The Selling Stockholders may sell the shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AYTU.” On June 7, 2022, the last reported sale price for our Common Stock was $0.59 per share. Each prospectus supplement to this prospectus will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, any applicable prospectus supplement or any related free writing prospectus, and in any documents incorporated by reference herein or therein before investing in our securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          2022

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). We and the Selling Stockholders have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We and the Selling Stockholders do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

Neither we nor the Selling Stockholders have done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the Common Stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Aytu,” “we,” “us,” “our,” and “our business” refer to Aytu BioPharma, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2021, December 31, 2021, and March 31, 2022 and in our other filings made from time to time with the SEC after the date of this prospectus.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

THE COMPANY

We are a pharmaceutical company focused on commercializing novel therapeutics and consumer healthcare products and developing therapeutics for rare pediatric-onset or difficult-to-treat diseases. We operate through two business segments: the BioPharma segment, consisting of five core brands promoted through our internal commercial team sold through third party wholesalers, and the Consumer Health segment, which consists approximately twenty over-the-counter medicines and specialized dietary supplements sold directly to consumers. We develop and manufacture our attention deficit hyperactivity disorder (“ADHD”) products at our manufacturing facility and use third party manufacturers for our other prescription and consumer health products. We also have two product candidates in development, AR101 (enzastaurin) for the treatment of vascular Ehlers-Danlos Syndrome (“VEDS”) and Healight (endotracheal ultraviolet light catheter) for the treatment of severe, difficult-to-treat respiratory infections.

Recent Developments

Commercial Product Update

On March 23, 2022, our newly issued US patent No. 11,166,947 for Cotempla XR-ODT was listed in the U.S. Food and Drug Administration (the “FDA”) publication "Approved Drug Products with Therapeutic Equivalence Evaluations", commonly known as the "Orange Book." The Cotempla XR-ODT patent covers methods of use for the effective pediatric dosing of methylphenidate for the treatment of attention deficit hyperactivity disorder. The Orange Book listing extends the exclusivity period for Cotempla XR-ODT to 2038. Pursuant to the non-exclusive license agreement between Neos Therapeutics, Inc. (“Neos”) and Teva Pharmaceuticals USA, Inc. (“Teva”) entered into on December 21, 2018, Teva has the right to manufacture and market its generic version of Cotempla XR-ODT under its Abbreviated New Drug Application (“ANDA”) beginning on July 1, 2026, or earlier under certain circumstances. See Note 18 – License Agreements in the accompanying unaudited consolidated financial statements for further information.

As part of our realization of post-acquisition synergies and product prioritization, we have implemented a portfolio rationalization plan whereby we will discontinue or divest five non-core products: Cefaclor Oral Suspension, Flexichamber, Tussionex, Tuzistra XR, and Zolpimist. These products, collectively, contributed $1.7 million in net revenue and $0.6 million in gross loss during the nine months ended March 31, 2022.

Development Portfolio Updates

AR101 (enzastaurin)

On December 7, 2021, we were notified by the U.S. Food & Drug Administration (“FDA”) that AR101/Enzastaurin received Orphan Drug designation for the treatment of Ehlers-Danlos Syndrome. The treatment of vascular VEDS is captured within this designation. The FDA grants Orphan Drug designation status to drugs and biologics that are intended for the safe and effective treatment, diagnosis or prevention of rare diseases, or conditions that affect fewer than 200,000 people in the U.S. Orphan Drug designation affords Aytu certain financial incentives to support clinical development and the potential for up to seven years of market exclusivity in the U.S. upon regulatory approval.

On December 13, 2021, we announced that the FDA has cleared the Investigational New Drug application for AR101/Enzastaurin in VEDS to enable the initiation of the AR101/Enzastaurin PREVEnt Trial in VEDS. We are in discussions with the FDA relating to clinical study design, inclusive of refinement of a primary efficacy endpoint and expect to begin the trial in mid-calendar year 2022.

On February 24, 2022, the European Commission granted orphan designation to AR101 for the treatment of Ehlers-Danlos Syndrome. Orphan designation in the EU is granted by the European Commission based on a positive opinion issued by the EMA COMP. To qualify, an investigational medicine must be intended to treat a seriously debilitating or life-threatening condition that affects fewer than five in 10,000 people in the EU, and there must be sufficient non-clinical or clinical data to suggest the investigational medicine may produce clinically relevant outcomes. EMA orphan designation provides companies with certain benefits and incentives, including clinical protocol assistance, differentiated evaluation procedures for Health Technology Assessments in certain countries, access to a centralized marketing authorization procedure valid in all EU member states, reduced regulatory fees and 10 years of market exclusivity.

On April 19, 2022, we were notified by the FDA that AR101 received Fast Track designation. Fast Track is a process designed to facilitate the development, and expedite the review, of drugs to treat serious conditions and fill an unmet medical need. Fast Track addresses a broad range of serious conditions, and the request can be initiated by a pharmaceutical company at any time during the development process. FDA reviews the request and decides based on whether or not the drug fills an unmet medical need in a serious condition. Once a drug receives Fast Track designation, early and frequent communication between the FDA and the sponsor is encouraged throughout the entire drug development and review process.

Healight

In April 2022, our preclinical pilot study showed positive results that administration of our Healight ultraviolet light A (“UV-A”) endotracheal catheter delayed the time to development of ventilator-associated pneumonia (“VAP”) in a novel porcine model. VAP has a reported mortality rate approaching 50% in some patient populations, making it one of the most difficult-to-treat and deadly infections affecting hospitalized patients. Approximately 86% of nosocomial pneumonias are associated with mechanical ventilation and result in VAP. Between 250,000 and 300,000 VAP cases per year occur in the United States alone, which is an incidence rate of 5 to 10 cases per 1,000 hospital admissions. VAP afflicts up to 15% of mechanically ventilated patients in intensive care units.

Class-Action Securities Litigation

A putative class action was filed on February 9, 2022 in the Delaware Chancery Court was brought by Rafal Aponowicz derivatively on behalf of all Aytu stockholders, challenging the grant in 2021 of certain stock option awards to directors and officers. The stockholder contends those awards were in amounts exceeding the shares available under the Company’s 2015 equity incentive plan and that the directors therefore breached their fiduciary duties and breached a purported contract between them and stockholders. The Complaint seeks rescission of the awards, unspecified damages to stockholders as a result of the awards, and attorneys’ fees. The Company does not believe there are any damages attributable to the awards and intends to file a motion to dismiss.

Commercial Prescription Products

Our prescription ADHD portfolio (the “ADHD Portfolio”), acquired in March 2021 through our merger with Neos, includes branded products marketed in the United States using our internal commercial organization.

These commercial ADHD products are extended-release (“XR”) medications formulated in patient-friendly, orally disintegrating tablet (“ODT”) or oral suspension dosage forms that utilize our microparticle modified-release drug delivery technology platform. Neos received approval from the FDA for three ADHD products and were subsequently launched as displayed below.

Branded Product	Approved Indication	FDA Approval Date	Commercial Launch Date
Adzenys XR‑ODT (amphetamine)	Treatment of ADHD in patients 6 years and older	January 2016	May 2016
Cotempla XR‑ODT (methylphenidate)	Treatment of ADHD in patients 6 to 17 years old	June 2017	September 2017

Products containing amphetamine or methylphenidate are the most commonly prescribed medications in the United States for the treatment of ADHD. Adzenys XR-ODT and Cotempla XR-ODT are the first and only FDA-approved amphetamine and methylphenidate extended-release, orally disintegrating tablets, respectively, and they are indicated for the treatment of ADHD.

Our core legacy prescription pediatric portfolio includes Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based multi-vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency (Karbinal ER, Poly-Vi-Flor and Tri-Vi-Flor are collectively the “Pediatric Portfolio”). These products serve established pediatric markets and offer distinct clinical features and patient benefits.

In 2020, to facilitate improved patient access to our ADHD products, Neos deployed a Neos-sponsored patient support program, called Neos RxConnect. This program operates through a network of approximately 1,000 pharmacies. Following the Neos merger we rebranded the program as Aytu RxConnect™, and we integrated the Pediatric Portfolio into the program during the second half of calendar 2021. With this integration of all core brands into RxConnect, our patients and their health care providers are benefiting from this state-of-the-art patient support program. Aytu RxConnect program offers affordable and predictable copays to all commercially insured patients, regardless of their individual insurance plan and seeks to significantly reduce the challenges and frustrations that health care professionals and their office staff can face when prescribing branded medications, including our medications, for their patients.

Consumer Health

The Consumer Health segment is dedicated to being a leader in developing and commercializing safe and effective non-prescription (also known as “over the counter” or “OTC”) medicines, personal care products, and dietary supplements to improve men’s and women’s health and vitality. We focus on five core product categories including diabetes management (with a concentration on neuropathy), pain management, digestive health, sexual and urological health and general wellness for men and women. All products are intended to be used by consumers on a regular basis, and as such, we offer a monthly subscription program to allow for ongoing use and to simplify product ordering and use by patients. We acquired our consumer health division, previously known as Innovus Pharmaceuticals, Inc., in February 2020.

The division currently sells directly to consumers in both the United States and Canada through its proprietary Beyond Human Sales & Marketing platform which focuses on direct mail and newspaper advertisements, allowing consumers to purchase directly through call centers with shipment directly to their homes. We currently issue over 17 million pieces of mail annually across the United States and Canada. Additionally, products are marketed on e-commerce platforms including the division’s branded website and the Amazon.com platform. Our consumer health marketing strategies focus on search engine optimization, search marketing, and affiliate marketing. The division also sells to a small number of domestic and international distributors on both an exclusive and non-exclusive basis.

The overall strategy of Aytu Consumer Health focuses on two primary objectives:

●	developing a diversified product portfolio of unique OTC medicines, consumer health products and clinical supplements through: (a) the introduction of line extensions and reformulations of either our or third-parties’ currently marketed products; (b) the development of new proprietary OTC products and supplements; and (c) the acquisition of products or obtaining exclusive licensing rights to market such products; and
●	building an innovative, U.S. and global sales and marketing model through our Beyond Human® Sales and Marketing platform, the addition of e-commerce platforms, through our own websites both nationally and internationally and commercial partnerships with established domestic and international entities that both generate revenue and require a lower cost structure compared to traditional pharmaceutical companies.

Development Portfolio

AR101

On April 12, 2021, we acquired substantially all the assets of Rumpus Therapeutics, LLC through an asset purchase agreement with Rumpus VEDS, LLC, Rumpus Therapeutics, LLC, Rumpus Vascular, LLC (together with Rumpus VEDS, LLC and Rumpus Therapeutics LLC, “Rumpus”). Upon closing the transaction, we hired Rumpus’ executive officers, Christopher Brooke and Nathaniel Massari, as employees. Pursuant to the Rumpus transaction, we acquired certain rights and other assets, including key commercial licenses, including a global license to enzastaurin (which we now refer to as AR101) for rare, inherited connective tissue disorders specifically inclusive of VEDS.

AR101 is an orally available investigational first-in-class small molecule, serine/threonine kinase inhibitor of the PKC beta, PI3K and AKT pathways. AR101 has been studied in more than 3,300 patients across a range of solid and hematological tumor types in trials previously conducted by Eli Lilly & Company. Dr. Hal Dietz developed the first preclinical model that mimics the human condition and recapitulates VEDS, and this model serves as the basis for the plausible clinical benefit and rationale for conducting a clinical trial with AR101 in VEDS. This novel knock-in model has the same genetic mutation most prevalent in VEDS patients and is representative of the human condition in both the timing and location of vascular events. The model has generated identical structural histology and mechanical characteristics, and unbiased findings demonstrated that vascular structure alone does not lead to vascular events. Objective comparative transcriptional profiling by high-throughput RNA sequencing of the aorta displayed a molecular signature for excessive PKC/ERK cell signaling that is the purported driver of disease. PKC inhibitors proved efficacious in multiple pre-clinical and murine (mice) models and indeed prevented death due to vascular rupture.

Through our transaction with Rumpus, we have secured exclusive global rights to enzastaurin/AR101 from Denovo in the fields of rare genetic pediatric onset or congenital disorders outside of oncology. AR101 is protected by a suite of pending patents being pursued in major markets globally which have been licensed from The Johns Hopkins University (“Johns Hopkins”) and have an earliest priority date of March 2017. In December 2021, the FDA granted an Orphan Drug designation to AR101 for the treatment of VEDS, allowing for seven years' marketing exclusivity in the United States. The FDA has cleared the IND application for AR101, enabling us to proceed with initiating a pivotal clinical trial for AR101. We expect to advance AR101 to a pivotal study by early-calendar year 2023.

Healight™

Our clinical-stage medical device asset, an ultraviolet-A (UV-A) light endotracheal catheter we refer to as Healight™, is being studied as a potential treatment for mechanically ventilated patients suffering from severe respiratory infections, including the infection caused by SARS-CoV-2, the virus implicated in COVID-19. In April 2020 we licensed global rights to the Healight technology platform from Cedars-Sinai Medical Center (“Cedars-Sinai”). The research team at the Medically Associated Science and Technology (MAST) Program at Cedars-Sinai has been developing the patent-pending Healight platform since 2016 and has produced a growing body of scientific evidence demonstrating pre-clinical safety and effectiveness of the technology as a potential antiviral and antibacterial treatment. The Healight technology employs proprietary methods of administering intermittent UV-A light via a novel endotracheal medical device that, when implemented clinically, is inserted through the patient’s endotracheal tube and illuminated intermittently over a period of multiple days. Pre-clinical findings indicate the technology's effects in eradicating a wide range of viruses and bacteria, activating a key cell signaling protein, and reducing cytokine levels responsible, in part, for the ‘cytokine storm’ associated with SARS-CoV-2 infections. Those data, along with recently published clinical data from a five patient study studying SARS-CoV-2, have been the basis of discussions with regulatory bodies as we consider an efficient path to enable human use for the potential treatment of coronavirus in intubated patients in the intensive care unit. We are nearing the initiation of a clinical study with Healight whereby a leading hospital in Barcelona, Spain will study 40 SARS-CoV-2 patients who have been intubated and are on mechanical ventilation. The study will be randomized one-to-one with patients in the Healight active treatment arm receiving a twenty-minute administration of UV-A light for five consecutive days compared to patients receiving a placebo/non-operating catheter device. This study will evaluate the difference in SARS-CoV-2 viral load in endotracheal tube aspirates between the active treatment arm and sham arm. Secondary endpoints include various safety measures, improvement in clinical severity scores, SARS-CoV-2 genotyping, and various exploratory biomarkers.

Beyond the initial pursuit of a coronavirus indication, additional data suggest broader clinical applications for the technology across a range of viral and bacterial pathogens. This includes bacteria implicated in ventilator associated pneumonia (“VAP”). A randomized, controlled, placebo-controlled study is currently being planned to further evaluate Healight in SARS-CoV-2, and additional clinical applications (including VAP) are being considered. We received the first issued patent protecting Healight™ which covers methods of treating a patient for an infectious condition inside the patient's body through the insertion of a UV-light-emitting delivery tube inside a respiratory cavity of the patient at specific UV-A light wavelengths. The term of this patent extends to August of 2040.

Our Strategy

Our goal is to become a leading pharmaceutical company that improves the lives of patients and healthcare consumers. We will do this by employing a focused approach of in-licensing, acquiring, developing and commercializing novel prescription therapeutics and consumer health products. Our primary focus is on commercializing innovative prescription products that address prevalent conditions frequently developed in childhood, including ADHD. We also commercialize consumer healthcare products through efficient direct-to-consumer and e-commerce platforms. Importantly, we are also focused on developing a late-stage pipeline of novel, promising therapeutics that address unmet medical needs, with a focus on pediatric-onset rare diseases. Our lead product candidate is a pivotal study-ready therapeutic that, if proven safe and effective and ultimately approved, would be the first and only approved treatment for VEDS.

Our strategic priorities are to continue to increase revenues from our prescription and consumer health portfolios, advance our late-stage product pipeline, expand our patient access programs for our prescription products and grow our commercial portfolio through additional in-licensing or acquisition. Specifically, we intend to:

●	continue to grow our commercial branded, revenue-generating products, by increasing product sales and improving patient access. Our primary commercial objective is to drive revenue growth of our ADHD and pediatric brands, with a focus on Adzenys XR-ODT, Cotempla XR-ODT, Poly-Vi-Flor, and Tri-Vi-Flor. We expect to increase market share using our internal commercial organization and leveraging our advanced analytics platform to optimize sales force performance and increase both the breadth, or number of healthcare professionals (“HCPs”) prescribing our medicines, and the depth, or the number of appropriate patients per HCP for our products;
●	grow our consumer health business by driving growth of our current consumer health brands and introducing new products into our consumer marketing channels. Through a dual approach that employs both direct-to-consumer and e-commerce commercial strategies to sell existing and forthcoming products, we expect to reach an increasing number of healthcare consumers and drive revenue growth;
●	drive expansion and adoption of our Aytu RxConnect patient support program, which is designed to reduce barriers to access to medicines facing patients and HCPs by providing coverage for all commercially insured patients, regardless of their individual insurance plan, thus establishing an affordable and predictable monthly co-pay for patients, and eliminating many of the hassles facing HCPs and their staffs by improving availability of Aytu products at participating pharmacies; and
●	advance the development of AR101 (enzastaurin) to address a significant unmet need in VEDS, an ultra-rare, devastating, pediatric-onset disease with no currently approved therapies. The VEDS patient support community, with which we are highly engaged, recognizes the importance of advancing novel treatments to address this deadly, life-shortening, inherited disorder.

We believe our history of acquiring companies and in-licensing and acquiring products and pipeline assets, along with our success in building out commercial teams and executing product launch and growth strategies, is a distinct competitive advantage. Our transactional adeptness and execution orientation enable us to continue to seek growth opportunities through both organic growth and opportunistic in-licensing or strategic acquisitions. Further, our commercial infrastructure and distribution capability is scalable and lends itself to additional on-market assets and future product candidates that fit within our core therapeutic focus. As such, in the near term, we may seek to leverage our commercial model and infrastructure by expanding our commercial portfolio with external product opportunities as we have done since our inception. Near to longer term, we believe our prescription and consumer health businesses will provide resources to invest in and develop our pediatric and rare disease asset pipeline.

Corporate Information

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the most recent year, in any applicable prospectus supplement and in our filings with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in this prospectus and any prospectus supplement and the other information incorporated by reference herein and therein. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for its own account. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $1.05 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

DESCRIPTION OF TRANSACTION

On January 26, 2022, we entered into the Loan Agreement. Pursuant to the Loan Agreement, the Avenue Capital Lenders (i) provided a term loan (the “Avenue Capital Loan”) in the principal amount of $15 million, at an interest rate of the greater of prime and 3.25%, plus 7.4%, with a three-year term, consisting of 18 monthly payments of interest only followed by equal monthly payments of principal and accrued interest (with interest-only period being extended up to 36 months contingent upon the Obligors achieving certain milestones) and (ii) permitted the Avenue Capital Loan proceeds to be used towards the full repayment of the Obligors’ obligations (the “Deerfield Debt Obligations”) under that certain Facility Agreement, dated as of May 11, 2016 and as thereafter amended (the “Deerfield Facility Agreement”), by and among the Aytu Obligors, Aytu Consumer Health, Inc., the Neos Obligors and Deerfield Private Design Fund III, L.P. and Deerfield Partners, L.P., as the lenders thereunder. In connection with entering into the Avenue Capital Agreement (i) the Obligors granted a security interest in substantially all of their assets in favor of the Avenue Capital Agent on behalf of itself and the Avenue Capital Lenders in support of the repayment of the Avenue Capital Loan and related obligations, (ii) Avenue Capital Agent and Avenue Capital Lenders consent to the first priority liens granted by the Neos Obligors in favor of Eclipse Lender (as defined below) in support of the repayment of the Eclipse Loan (defined below) and (iii) the Deerfield Debt Obligations have been repaid and performed in full (other than contingent indemnification obligations that expressly survive the termination thereof).

As consideration for entering into the Avenue Capital Agreement, Aytu issued the Warrants to the Selling Stockholder exercisable for $1,050,000 shares of our Common Stock at per share exercise price equal to $1.21. Under the terms of the warrants, the Selling Stockholders may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 19.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised. The Warrants were immediately exercisable and expire on January 31, 2027. The Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended.

In connection with the issuance of the Warrants, we entered into a Registration Rights Agreement dated January 26, 2022 providing for the registration of shares of our Common Stock issuable upon conversion of the Warrants issued to the Avenue Capital Lenders. The Registration Rights Agreement provides that the Company will use its best efforts to cause a registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) within 243 days of the date of the Registration Rights Agreement (or, in the event of a full review by the Securities and Exchange Commission, within 273 days) and shall and shall use its best efforts to keep such registration statement continuously effective under the Securities Act until the date that all registrable securities covered by such registration statement have been sold.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our capital stock. For a more detailed description of our capital stock, you should read the applicable provisions of the Delaware General Corporation Law, or DGCL, and our charter and bylaws.

Our certificate of incorporation provides that we may issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and up to 50,000,000 shares of preferred stock, par value $0.0001 per share, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of June 3, 2022, there were 38,574,875 shares of our Common Stock outstanding and no shares of our preferred stock outstanding. Under Delaware law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Holders of our Common Stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Holders of our Common Stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock. The outstanding shares of Common Stock are, and any shares offered by this prospectus will be when issued and paid for, fully paid and nonassessable.

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our Common Stock will possess the exclusive voting power. In uncontested elections, directors are elected by a majority of all of the votes cast in the election of directors, and in contested elections, directors are elected by a plurality of all of the votes cast in the election of directors.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue, at any time and from time to time, up to 50,000,000 shares of our preferred stock in one or more classes or series. Each such class or series shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by our board of directors and set forth in articles supplementary relating to such class or series. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the Common Stock. Satisfaction of any dividend or liquidation preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on Common Stock.

A prospectus supplement, relating to any offered class or series of preferred stock, will specify the following terms of such class or series, as applicable:

●	the designation and par value of such class or series of preferred stock,
●	the number of shares of such class or series of preferred stock offered, the liquidation preference per share and the offering price of such class or series of preferred stock,
●	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series of preferred stock,

●	whether dividends on such class or series of preferred stock are cumulative or not and, if cumulative, the date from which dividends on such class or series of preferred stock shall accumulate,
●	the provision for a sinking fund, if any, for such class or series of preferred stock,
●	the provision for redemption, if applicable, of such class or series of preferred stock,
●	any listing of such class or series of preferred stock on any securities exchange,
●	the preemptive rights, if any, of such class or series of preferred stock,
●	the terms and conditions, if applicable, upon which shares such class or series of preferred stock will be convertible into shares of our Common Stock or shares of any other class or series of our stock or other securities, including the conversion price (or manner of calculation thereof),
●	a discussion of any additional material federal income tax consequences applicable to an investment in such class or series of preferred stock,
●	the relative ranking and preferences of such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,
●	any limitations on issuance of any class or series of stock ranking senior to or on parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,
●	any voting rights of such class or series of preferred stock, and
●	any other specific terms, preferences, rights, limitations or restrictions of such class or series of preferred stock.

Transfer Agent and Registrar

The transfer agent of our Common Stock is Issuer Direct Corporation. Their address is 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560.

SELLING STOCKHOLDERS

The Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of Common Stock and warrants, see “Description of Debt Financing” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and warrants, as of June 3, 2022, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the selling stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 19.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of shares of Common Stock Owned After Offering
Avenue Venture Opportunities Fund, LP (1)	0	347,108	0
Avenue Venture Opportunities Fund II, LP (1)	0	520,661	0
Total	0	867,769	0

(1)	Marc Lasry is the managing member of Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund, II LP. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by reason of his ability to direct the vote and/or disposition of such securities. Mr. Lasry disclaims beneficial ownership of such shares. The address of the Selling Stockholders is 11 West 42nd Street, 9th Floor, New York, NY 10036.
(2)	Consists solely of shares of Common Stock issuable upon exercise of the Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of our Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the date that all shares of Common Stock covered by this propsectus (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected holders The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Aytu BioPharma, Inc. at June 30, 2021 and 2020, and for each of the two years in the period ended June 30, 2021 have been audited by Plante & Moran, PLLC, independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. Copies of our periodic and current reports and proxy statements, may be obtained, free of charge, on our website at https://irdirect.net/AYTU/sec_filings. This reference to our Internet address is for informational purposes only and the information contained on or accessible through such Internet address is not and shall not be deemed to be incorporated by reference into this prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents or information have been filed by us with the SEC and are incorporated by reference into this prospectus (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules, including disclosure furnished under Items 2.02 or 7.01 of Form 8-K):

●	our Proxy Statement filed with the SEC on April 7, 2022;
●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC on September 28, 2021 as amended by Form 10-K/A filed on February 22, 2022;
●	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 15, 2021. for the quarter ended December 31, 2021 filed with the SEC on February 14, 2022 and for the quarter ended March 31, 2022 filed with the SEC on May 16, 2022;

●	our Current Reports on Form 8-K filed with the SEC on July 2, 2021, August 30, 2021, December 13, 2021, January 4, 2022, January 31, 2022, March 4, 2022, May 9, 2022, May 20, 2022 and May 27, 2022; and
●	the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 17, 2017, including any amendment or report filed for the purpose of updating such description.

All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including https://irdirect.net/AYTU/sec_filings, is not and shall not be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Aytu BioPharma, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

(720) 437-6580

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

The following table sets forth expenses payable by us in connection with the issuance and distribution of the securities being registered pursuant to this registration statement. All the amounts shown are estimates.

SEC registration fee	$43
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous	2,000
Total	$22,043

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;
●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or redemption of shares; or
●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

ITEM 16. EXHIBITS

EXHIBITS

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith

3.1	Certificate of Incorporation effective June 3, 2015.	8-K	06/09/15	3.1

3.2	Certificate of Amendment of Certificate of Incorporation effective June 1, 2016.	8-K	06/02/16	3.1

3.3	Certificate of Amendment of Certificate of Incorporation, effective June 30, 2016.	8-K	07/01/16	3.1

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on August 11, 2017.	8-K	08/16/17	3.1

3.5	Certificate of Amendment of Certificate of Incorporation, effective August 25, 2017.	8-K	08/29/17	3.1

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed on March 2, 2018.	S-1/A	02/27/18	3.6

3.7	Certificate of Amendment to the Restated of Certificate of Incorporation, effective August 10, 2018.	8-K	08/10/18	3.1

3.8	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock.	10-Q	02/07/19	10.4

3.9	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock.	8-K	10/15/19	3.1

3.10	Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock.	8-K	110/4/19	3.1

3.11	Certificate of Amendment to the Restated Certificate of Incorporation, effective December 7, 2020.	8-K	12/08/20	3.1

3.12	Certificate of Amendment of Certificate of Incorporation of Aytu Bioscience, Inc., effective March 19, 2021.	8-K	03/22/21	3.1

3.13	Amended and Restated Bylaws of the registrant.	8-K	05/9/22	3.1

4.1	Form of Placement Agent Warrant issued in 2015 Convertible Note Financing.	8-K	07/24/15	4.2

4.2	Warrant Agent Agreement, dated May 6, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	05/06/16	4.1

4.3	First Amendment to May 6, 2016 Warrant Agent Agreement between Aytu BioScience, Inc. and VStock Transfer LLC.	S-1	09/21/16	4.5

4.4	Warrant Agent Agreement, dated November 2, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	11/2/16	4.1

4.5	Form of Amended and Restated Underwriters’ Warrant (May 2016 Financing).	8-K	03/1/17	4.1

4.6	Form of Amended and Restated Underwriters’ Warrant (October 2016 Financing).	8-K	03/1/17	4.2

4.7	Form of Common Stock Purchase Warrant issued on August 15, 2017.	8-K	08/16/17	4.1

4.8	Form of Common Stock Purchase Warrant for March 2018 Offering.	S-1	02/27/18	4.8

4.9	Form of Pre-Funded Purchase Warrant.	8-K	03/13/20	4.1

4.10	Form of Placement Agents Warrant.	8-K	03/13/20	4.2

4.11	Form of Warrant.	8-K	03/13/20	4.1

4.12	Form of Placement Agents Warrant.	8-K	03/13/20	4.2

4.13	Form of Warrant.	8-K	03/20/20	4.1

4.14	Form of Placement Warrant.	8-K	03/20/20	4.2

4.15	Form of Wainwright Warrant.	8-K	07/02/20	4.1

4.16	Form of Underwriter’s Warrant.	8-K	12/14/20	4.1

4.17	Form of Warrant.	10-Q	02/14/22	10.6

4.18	Form of Prefunded Common Stock Purchase Warrant.	8-K	03/4/22	4.1

4.19	Form of Common Stock Purchase Warrant.	8-K	03/4/22	4.2

10.1	Registration Rights Agreement dated January 26, 2022 between Aytu and the selling stockholders.	10-Q	02/14/22	10.5

5.1	Opinion of Dorsey & Whitney LLP				X

23.1	Consent of Dorsey & Whitney LLP (to be included in Exhibit 5.1).				X

23.2	Consent of Plante & Moran, PLLC relating to Aytu’s financial statements.				X

24.1	Power of Attorney (included in the signature page)				X

107	Filing Fee Table				X

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, Colorado on June 8, 2022.

AYTU BIOPHARMA, INC.

/s/ Joshua R. Disbrow
Name:	Joshua R. Disbrow
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua R. Disbrow and Mark Oki as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Joshua R. Disbrow	Chairman and Chief Executive Officer	June 8, 2022
Joshua R. Disbrow	(Principal Executive Officer)

/s/ Mark Oki	Chief Financial Officer	June 8, 2022
Mark Oki	(Principal Financial and Accounting Officer)

/s/ Michael E. Macaluso	Director	June 8, 2022
Michael E. Macaluso

/s/ Gary V. Cantrell	Director	June 8, 2022
Gary V. Cantrell

/s/ Carl C. Dockery	Director	June 8, 2022
Carl C. Dockery

/s/ John A. Donofrio, Jr.	Director	June 8, 2022
John A. Donofrio, Jr.